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                                                                   Exhibit 10.1

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the "AMENDMENT") is made and entered into as of February 22, 2001 (the "Effective Date") by and among PROMOTIONAL MARKETING, L.L.C., an Illinois limited liability company ("EMPLOYER", "COMPANY" or "UPSHOT"), JOHN R. KELLEY, JR. ("EXECUTIVE") and HA-LO INDUSTRIES, INC., an Illinois corporation ("HA-LO" or "ACQUIROR").

        WHEREAS, Employer and Executive have previously entered into an Employment Agreement, dated as of June 30, 1998 (as amended, the "EMPLOYMENT AGREEMENT"); and

        WHEREAS, the Employment Agreement has heretofore been amended pursuant to Amendment No. 1 to Employment Agreement by and between the parties hereto dated as of July 31, 2000 ("Amendment No. 1");

        WHEREAS, as of the date hereof, Executive is the Chief Executive Officer of HA-LO and a Manager of UPSHOT; and

        WHEREAS, the parties wish to further amend certain provisions of the Employment Agreement:

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows, all effective as of the Effective Date:

        1. Each of the above recitals are incorporated in the Amendment and are binding upon the parties hereof. Capitalized terms used herein shall have the meaning set forth in Employment Agreement (as heretofore amended) unless otherwise defined herein.


        2. Effective on the Effective Date, the Executive resigns as the Chief Executive Officer of HA-LO and agrees to tender his resignation from each board of director or each position as an officer of any subsidiary, direct or indirect, of HA-LO (other than UPSHOT, UPSHOT (New York), Inc., or Upshot Integrated, Inc.) or upon the request of his successor as HA-LO's Chief Executive Officer (the "CEO").


        3. Section 3 of the Employment Agreement shall be restated in its entirety as follows:

               "3. EMPLOYMENT SERVICES. During the term of his employment pursuant to this Agreement, Executive shall render his services to the Company. In the performance of his duties hereunder, Executive shall report to the CEO. Executive shall devote his full time and best efforts, energy and skill in the rendition of his services as the Chief Executive Officer and President of UPSHOT, shall perform such duties commensurate with such position and shall also devote his energy and skill to the promotion of the interests of the Company (which shall include all subsidiaries and affiliates of the Company and the Acquiror), specifically including the disposition of the Company. Executive further agrees that during the Term he will not engage in any other business

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        activity or have business pursuits or interests except activities or interests which the CEO determines do not conflict or interfere with the performance of the Executive's duties and obligations hereunder. On or before March 31, 2001, the Executive shall have completed and shall have delivered to the CEO, monthly budgets for UPSHOT for the calendar year 2001 reasonably acceptable to the CEO. UPSHOT's performance shall be discussed and reported to the CEO as reasonably requested by the CEO but no less frequently than monthly. The CEO shall direct the Executive and UPSHOT to take appropriate action in the event that actual performance of UPSHOT with respect to EBITDA (as herein defined), revenue or expense results do not reflect budgeted amounts."


        4. The Employment Agreement shall be amended by (i) denoting the initial paragraph of Section 3 as paragraph "(a)" and (ii) by the addition of the following Section 3(b):

                      "(b) So long as the Executive is employed hereunder, the
               Board shall place the Executive's name in nomination as a member of the Board of Directors at each of the 2001 and 2002 annual meetings of the Stockholders of HA-LO and the Board shall recommend to the HA-LO stockholders to vote for Executive's election as a member of the Board of Directors. In the event of the Sale of UPSHOT (as herein defined) or in the event the Executive is no longer employed by UPSHOT, the Executive would immediately upon request of the CEO, tender his resignation to the CEO as a member of the Board of Directors of HA-LO."


        5. Reference is made to Section 4 of Amendment No. 1. The parties agree that (i) the options granted pursuant to subsections (c) and (d) of such Section are hereby terminated and (ii) the options granted pursuant to subsections (e) and (f) of such Section shall be amended by substituting the following for the proviso that appears at the end of each subsection:

               "PROVIDED, HOWEVER, that Executive remains the Chief Executive Officer of UPSHOT on such date, retained such position at any time within ninety days prior to the date of such measurement, or HA-LO or UPSHOT has terminated Executive's employment other than For Cause or Disability prior to the date of such measurement."


        6. The Employment Agreement shall be amended by the addition of the following Section 4(d):

                      "(d) SUCCESS BONUS. In the event of the Sale of UPSHOT
               during the Term while the Executive is employed hereunder, the Executive would receive a bonus equal to the greater of (a) $1,466,250 (three times the success bonus received by Carol Griseto) or (b) a portion of the 'Aggregate Consideration' (as defined below) determined as follows: 50% of the Aggregate Consideration in excess of $80 million up to and including $100 million will be paid to the Executive and the UPSHOT Management Team (as herein defined) and 20% of the Aggregate

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               Consideration in excess of $100 million shall be paid to the
               Executive and the UPSHOT Management Team.

                      (i) 'Aggregate Consideration' shall mean the total amount
               of consideration that HA-LO and/or its shareholders, affiliates, direct or indirect subsidiaries (including the Company), and creditors receive from an acquiror including but not limited to cash, stock, assumption of borrowed debt, earn-out or other contingent consideration;

                      (ii) Except as otherwise provided herein, the portion of
               the Aggregate Consideration payable to the Executive on the one hand, and to the UPSHOT Management Team, on the other hand will be allocated 50% to the Executive and 50% to the UPSHOT Management Team. For purposes hereof, the UPSHOT Management Team shall mean such employees of UPSHOT as shall be selected together by the Executive and the CEO, allocations to be made amongst the members of UPSHOT Management Team jointly by the CEO and the Executive.

                      (iii) Except as set forth in the following sentence, the
               portion of the Aggregate Consideration payable to the Executive and the UPSHOT Management Team will be paid in the same form, in the same manner and at the same time as which the Aggregate Consideration as is paid to HA-LO and/or its shareholders. Notwithstanding the foregoing, any portion of the Aggregate Consideration that is attributable to a buyer's assumption of the borrowed debt of HA-LO or UPSHOT shall be paid to the Executive and the UPSHOT Management Team in cash at closing of such a transaction.

                      (iv) For purposes hereof, the term 'Sale of UPSHOT' shall
               mean the sale of substantially all of the assets or the sale or transfer by HA-LO of more than 50% of its equity interest in UPSHOT (whether by sale of stock, merger or consolidation) or the change of control (as herein defined) of HA-LO, in all cases to a third party, the primary owner of which is not affiliated with HA-LO.

                      (v) For purposes hereof, the term 'change of control in
               HA-LO' shall mean a sale of all or substantially all of the assets or capital stock of HA-LO to a third party, the primary owner of which is not affiliated with HA-LO. In the event of a change of control of HA-LO prior to a sale of UPSHOT, HA-LO and the Executive will agree upon an appraiser or other appropriate methodology to allocate a portion of the overall purchase price of HA-LO to UPSHOT to determine if a bonus is payable pursuant to
               Section 4(d) hereof.

                      (vi) In the event a Sale of UPSHOT has not occurred on or
               before December 31, 2002 (and the Executive is employed hereunder), the Executive would be entitled to receive a bonus as follows: if UPSHOT's

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               EBITDA exceeds $6,000,000 for the calendar year ended 2001, the
               Executive and the UPSHOT Management Group, collectively, would receive 20% of such excess amount; if UPSHOT's EBITDA exceeds $8,000,000 for the calendar year ended 2002, the Executive and the Upshot Management Group, collectively would receive 20% of such excess amount. The parties acknowledge that in the event that a Sale of UPSHOT has not occurred prior to December 31, 2002, the UPSHOT Management Group (exclusive of the Executive) shall be entitled to receive ten percent (10%) of (i) the amount by which EBITDA exceeds $5,000,000 but is less than $6,000,000 for calendar year 2001 and (ii) the amount by which EBITDA exceeds $6,000,000 but is less than $8,000,000 for calendar year 2002. HA-LO or UPSHOT shall pay the amounts due under this subsection (vi) in cash and as soon as the financial results are available. For purposes of this subsection (vi), allocation of the foregoing amounts shall be made in accordance with subsection
               (ii) above. For purposes of this Employment Agreement, EBITDA shall mean the earnings before interest, taxes, depreciation, and amortization of UPSHOT as determined by HA-LO in accordance with generally accepted accounting principles, consistently applied, exclusive of any charges and/or allocations to earnings other than associated with the actual operations of UPSHOT (such as parent management fees, parent charges, any required pushdown accounting charges and other non-operating (non-UPSHOT) charges). All expenses attributable to the 25th and 26th floors of 303 East Wacker, Chicago, Illinois shall be borne by HA-LO and shall not be reflected as expenses of UPSHOT; the parties acknowledge that the 26th floor of such building has heretofore been subleased and it is contemplated that the 25th floor shall be subleased after June 1, 2001 (or such earlier date, in the good faith determination of the CEO that such space will not be needed by UPSHOT).

                      (vii) For purposes of this Section 4(d), the term
               'UPSHOT' shall include Promotional Marketing LLC, Upshot (New
               York), Inc. and Upshot Integrated, Inc.

                      (viii) Subject to the next two sentences, neither HA-LO
               nor UPSHOT will have any obligation to pay the Executive any bonus or other payment described in this Section 4(d) in the event of the termination of the Executive's employment for any reason whatsoever, whether pursuant to the terms of this Employment Agreement or otherwise, it being the express understanding of the parties hereto that the Executive's receipt and entitlement to the amounts set forth in this Section 4(d) are contingent upon his employment with UPSHOT. If HA-LO and/or UPSHOT enters into a Letter of Intent or a definitive agreement with respect to a particular Sale of UPSHOT, then HA-LO and UPSHOT shall have an obligation to pay the Executive a bonus or other payment described in this Section 4(d), when due, with respect to such Sale, of UPSHOT unless HA-LO and/or UPSHOT terminates the Executives employment pursuant to the terms of

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               the Employment Agreement. If on September 1, 2002, the Executive
               is employed hereunder, then HA-LO and UPSHOT shall have an obligation to pay the Executive a bonus or other obligation with respect to Section 4(d)(vi), when due, unless HA-LO and/or UPSHOT terminates Executive's employment pursuant to the terms of the Employment Agreement.

       7. Section 5(b) of the Agreement shall be amended by the addition of the following sentence at the conclusion of such subsection:

               "Notwithstanding the foregoing, the Executive shall be entitled to reimbursement for the cost of the use of one automobile in accordance with past practices. The Executive will assume responsibility for the obligations of the Range Rover - Rhino lease including the monthly payments. HA - LO will assume responsibility for the obligations of the Mercedes Benz CL 600 lease and the Audi (which Mr. Marchesi currently drives) lease including the monthly payments."

        8. Clause (a) of Section 11 of the Employment Agreement shall be deleted in its entirety and the following shall be inserted in its place and stead:

                      "(a) which is in the promotional marketing, event
              marketing,  direct marketing or environmental branding business"

        9. HA-LO shall promptly reimburse the Executive for his reasonable and necessary legal expenses in the negotiation and drafting of this Amendment in amount not to exceed $10,000.00.

        10. This Amendment may be signed in single or separate counterparts, each of which shall constitute an original with the same effect as if each of the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed the Amendment as of the date and year first above written.

:PROMOTIONAL MARKETING, L.L.C.
                                                   ____________________________
                                                          John R. Kelley, Jr.
By:________________________________
Its:________________________________

HA-LO INDUSTRIES, INC.


By:_______________________________
Its:_______________________________

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